Exhibit 5.1
May 15, 2006
Ryder System, Inc.
11690 NW 105th Street
Miami, Florida 33178
Ladies and Gentlemen:
I have acted as counsel for Ryder System, Inc. (the “Company”) in connection with its registration on Form S-8 of participation interests (the “Interests”) in the Ryder System, Inc. 401(k) Savings Plan (the “Plan”) and the shares of the Company’s common stock, $.50 par value, (the “Common Stock”), each of which is issuable in connection with the Plan. In the course thereof, I have examined such records of the Company, certificates of officers of the Company, and other documents as I have deemed relevant and necessary as a basis for the opinions set forth below.
In giving the opinions expressed below, I do not purport to be an expert in the laws of any jurisdiction other than the State of Florida and the United States.
Based upon the foregoing, and relying upon statements of fact contained in the documents referred to, I am of the opinion that:
1. All necessary corporate action with respect to the authorization of the Interests and shares of Common Stock under the Plan has been taken by the Company.
2. The Common Stock will be validly issued, fully paid, and non-assessable when the Registration Statement and any amendments thereto shall have become effective and when the Common Stock has been issued and sold in accordance with the terms of the Plan. The Interests will be validly offered when the Registration Statement and any amendments thereto shall have become effective.
3. In June 2002, the Company received a determination letter from the Internal Revenue Service to the effect that the Plan, as then amended, was qualified under Section 401 of the Internal Revenue Code (the “Code”), as amended. The Plan has been subsequently amended to, among other things, merge a virtually identical Company-sponsored 401(k) plan into it, change its name from the Ryder System, Inc. Employee Savings Plan B to its current name, and comply with applicable changes to the Code’s qualification requirements. It is my opinion that the provisions of the Plan, as amended, on the date hereof, are in substantial compliance with the requirements of Section 401 of the Code. The Company, however, intends to submit the Plan, as amended, to the Internal Revenue Service for a new determination letter no later than January 31, 2011, the last date of the Plan’s remedial amendment period for amendments required by the Economic Growth and Tax Relief Reconciliation Act of 2001, and will make all changes required by the Internal Revenue Service to qualify the Plan under Section 401 of the Code.
I hereby consent to the filing of a copy of this Opinion as an exhibit to the Registration Statement on Form S-8 and to the use of my name therein.
Very truly yours,

/s/ Flora R. Perez
Flora R. Perez, Esq.
Assistant General Counsel